Exhibit 99.1

CATALYST APPOINTS

TIMOTHY PEARSON CHIEF FINANCIAL OFFICER

ROCKVILLE, MD, July 19, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) today announced that Timothy Pearson has been appointed Chief Financial Officer (CFO) and Executive Vice President, effective August 22, 2011. Mr. Pearson, 43, currently serves as Chief Financial Officer and Executive Vice President of MedImmune, the global biologics business for AstraZeneca PLC, where he has functional responsibility for finance, information technology, strategic planning and governance and is a member of MedImmune’s Executive Team.

Mr. Pearson joined MedImmune in 1998 and prior to his promotion to CFO in 2007, was Vice President of Finance and Treasurer with responsibility for treasury, corporate finance, tax, risk management, Sarbanes-Oxley compliance, internal audit and equity plan administration. During his tenure at MedImmune, Mr. Pearson raised over $1.6 billion in debt and was a key leader in M&A transactions and related post acquisition integration, including the $500 million acquisition of U.S. Bioscience and the $1.6 billion acquisition of Aviron. Mr. Pearson is a founding officer and investment committee member of MedImmune Ventures and Chairman of MedImmune’s Business Excellence Team.

The Catalyst Board of Directors selected Mr. Pearson following a nationwide search based on his qualifications outlined below:

•	Proven CFO leadership and ability to drive profitable growth;

•	Extensive public company knowledge in areas such as Sarbanes-Oxley compliance; investor relations, capital markets, SEC filings and Board communications;

•	Experience acquiring and integrating business operations;

•	Superior business and financial acumen in a high-growth environment; and

•	Invaluable healthcare industry experience.

Mr. Pearson, a Certified Public Accountant, holds dual Bachelor’s of Science degrees in Business Administration from the University of Delaware and Accounting from the University of Maryland, as well as a Master’s of Science degree in Finance from Loyola University.

Mr. Pearson will report directly to David Blair, Chief Executive Officer of Catalyst. “On behalf of the management team and the Board, I am pleased to welcome Tim to Catalyst,” Mr. Blair said. “His qualifications, industry expertise and proven ability to drive profitable growth will contribute significantly to our long-term strategy.”

About Catalyst Health Solutions, Inc. (www.chsi.com)

Catalyst Health Solutions, Inc., the fastest-growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Contact:

Joele Frank, Wilkinson Brimmer Katcher

James Golden / Scott Bisang, 212-355-4449